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                            [LETTERHEAD OF KPMG LLP]



               Consent of Independent Certified Public Accountants


The Board of Directors
Ambanc Holding Co., Inc.


We consent to incorporation by reference in the Post-Effective Amendment No. One on Form S-8 to Form S-4 Registration Statement of Ambanc Holding Co., Inc. relating to the AFSALA Bancorp, Inc. 1997 Stock Option Plan, of our report dated February 12, 1999, relating to the consolidated statements of financial condition of Ambanc Holding Co., Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Ambanc Holding Co., Inc.

                                                      /S/ KPMG LLP

                                                      KPMG LLP


Albany, New York
April 1, 1999